Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Landec Corporation 2013 Stock Incentive Plan of our reports dated August 10, 2017 with respect to the consolidated financial statements of Landec Corporation and the effectiveness of internal control over financial reporting of Landec Corporation included in its Annual Report (Form 10-K), as amended on August 15, 2017, for the year ended May 28, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

October 20, 2017